Exhibit 99.1

UNITED                                                                                                    News Release

Worldwide Communications:

Media Relations Office: 847.700.5538

Evenings/Weekends: 847.700.4088

Contact: Jeff Green: 847.700.4206

UNITED USES GRACE PERIODS ON DEBTS

CHICAGO, December 2, 2002 - United Airlines (NYSE: UAL) announced that it will be relying on the grace periods included in certain debt obligations due to be repaid today, including $375 million in enhanced equipment trust certificates (EETC) and the approximately $500 million owed to Kreditanstalt für Wiederaufbau (KfW), which is due today as a result of the failure to meet all of the conditions to a further extension of the repayment obligation.  The EETC debt carries a ten-calendar-day grace period, and the KfW debt carries in part a seven-calendar-day grace period and in part a ten-calendar-day grace period.

Through today, the company is also in the grace period on $45 million in various debt obligations in addition to the EETC and KfW obligations due today.

United believes that taking advantage of these grace periods is a fiscally prudent step in light of its current financial situation.  The company intends to rely on grace periods included in future debt obligations until its financial situation is clarified.  The company is seeking $2 billion in financing, of which $1.8 billion would be guaranteed by the Air Transportation Stabilization Board (ATSB).

If the ATSB-backed loans are approved, the company plans to make the requisite payments on these obligations.

News releases and other information about United Airlines can be found at the company's website, www.united.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Some of the information in this press release is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company at the date of this press release.  Some factors that could significantly affect the company's financing initiatives include, without limitation, the ability to raise and the cost of financing in light of the September 11 events and the possibility of any further credit downgrades to the company; the success of the company's financial recovery plan and further profit improvement initiatives; the outcome of the ATSB loan guarantee process; actions of the U.S., foreign and local governments; the economic environment of the airline industry and the economic environment in general.  Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this press release.  The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.